UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Bird Global, Inc

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

09077J 107

(CUSIP Number)

November 4, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 09077J 107	Page 2 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Bird Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 11,019,941
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 11,019,941

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,019,941
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12.	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 09077J 107	Page 3 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Fund V Bird Holdings L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 4,131,347
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 4,131,347

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,131,347
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12.	TYPE OF REPORTING PERSON PN

13G

CUSIP No. 09077J 107	Page 4 of 16 Pages

1.	NAME OF REPORTING PERSON Valor R&D Series LLC (Series CP, CY and EZ)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 820,860
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 820,860

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 820,860
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 09077J 107	Page 5 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Bird Fund IV Grant Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 2,100,939
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 2,100,939

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,939
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12.	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 09077J 107	Page 6 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Bird Fund V Grant Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 4,201,878
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 4,201,878

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,201,878
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12.	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 09077J 107	Page 7 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Fund V Bird GP Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 4,131,347
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 4,131,347

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,131,347
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12.	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 09077J 107	Page 8 of 16 Pages

1.	NAME OF REPORTING PERSON Valor R&D Management LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 820,860
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 820,860

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 820,860
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 09077J 107	Page 9 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Equity Partners IV L.P. Valor Equity Associates IV L.P. Valor Equity Capital IV LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 13,120,880
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 13,120,880

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,120,880
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12.	TYPE OF REPORTING PERSON PN, OO

13G

CUSIP No. 09077J 107	Page 10 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Equity Partners V L.P. Valor Equity Associates V L.P. Valor Equity Capital V LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 8,333,225
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 8,333,225

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,333,225
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12.	TYPE OF REPORTING PERSON PN, OO

13G

CUSIP No. 09077J 107	Page 11 of 16 Pages

1.	NAME OF REPORTING PERSON Valor Management L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 21,454,105
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 21,454,105

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,454,105
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12.	TYPE OF REPORTING PERSON HC

13G

CUSIP No. 09077J 107	Page 12 of 16 Pages

1.	NAME OF REPORTING PERSON Antonio J. Gracias
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER —
	6.	SHARED VOTING POWER 22,274,965
	7.	SOLE DISPOSITIVE POWER —
	8.	SHARED DISPOSITIVE POWER 22,274,965

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,274,965
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.3%
12.	TYPE OF REPORTING PERSON IN

13G

CUSIP No. 09077J 107	Page 13 of 16 Pages

Item 1(a).	Name of Issuer:

Bird Global, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

406 Broadway, Suite 369, Santa Monica, CA 90401

Item 2(a).	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

1) Valor Bird Holdings, LLC

2) Valor Fund V Bird Holdings L.P.

3) Valor R&D Series LLC (Series CP, CY & EZ)

4) Valor Bird Fund IV Grant Holdings LLC

5) Valor Bird Fund V Grant Holdings LLC

6) Valor Fund V Bird GP Holdings, LLC

7) Valor R&D Management LLC

8) Valor Equity Partners IV L.P.,

9) Valor Equity Associates IV L.P.

10) Valor Equity Capital IV LLC

11) Valor Equity Partners V L.P.,

12) Valor Equity Associates V L.P.

13) Valor Equity Capital V LLC

14) Valor Management L.P.

15) Antonio J. Gracias

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of each Reporting Person is 875 North Michigan Avenue, Suite 3214, Chicago, IL 60611.

Item 2(c).	Citizenship:

Each entity Reporting Person is organized under the laws of Delaware. Mr. Gracias is a citizen of the United States.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share

Item 2(e).	CUSIP Number:

09077J 107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), indicate type of person filing.

Not applicable.

Item 4.	Ownership.

(a)    Amount beneficially owned: See row 9 of the cover pages.

(b)    Percent of class: See row 11 of the cover pages.

13G

CUSIP No. 09077J 107	Page 14 of 16 Pages

(c)    Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:See row 5 of the cover pages.

(ii)Shared power to vote or direct the vote:See row 6 of the cover page.

(iii)Sole power to dispose or to direct the disposition of:See row 7 of the cover pages.

(iv)Shared power to dispose or to direct the disposition of:See row 8 of the cover pages.

Valor Bird Holdings, LLC, Valor Fund V Bird Holdings L.P., Valor R&D Series LLC (Series CP, CY & EZ), Valor Bird Fund IV Grant Holdings LLC and Valor Bird Fund V Grant Holdings LLC (the “Valor Bird Funds”) are the holders of record of the shares reported herein.

Valor Fund V Bird GP Holdings, LLC is the general partner of Valor Fund V Bird Holdings L.P. and Valor R&D Management LLC is the manager of Valor R&D Series LLC (Series CP, CY & EZ).

Valor Management L.P. is the managing member of Valor Equity Capital IV LLC, which is the general partner of Valor Equity Associates IV L.P., which, in turn, is the general partner of Valor Equity Partners IV L.P., which serves as the managing member of Valor Bird Fund IV Grant Holdings LLC.

Valor Management L.P. is the managing member of Valor Equity Capital V LLC, which is the general partner of Valor Equity Associates V L.P., which, in turn, is the general partner of Valor Equity Partners V L.P., which serves as the managing member of Valor Bird Fund V Grant Holdings LLC.

Decisions regarding the voting and disposition of the shares held by the Valor Bird Funds other than Valor R&D Series LLC (Series CP, CY & EZ) are made through an investment committee at the Valor Equity Associates IV L.P. and Valor Equity Associates V L.P. level that consists of at least three individuals. By virtue of his role and various positions with the Valor Reporting Persons named herein, Mr. Gracias may be deemed to share beneficial ownership over the shares held of record by the Valor Bird Funds. Other than with respect to the shares held by Valor R&D Series LLC (Series CP, CY & EZ), Mr. Gracias disclaims beneficial ownership of the shares held by the Valor Bird Funds for purposes of Sections 13(d) or 13(g) of the Act and the inclusion of Mr. Gracias in this Schedule 13G shall not be construed as an admission that he is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G.

Percent of class is based on (i) the number of shares that may be deemed to be beneficially owned by each Reporting Person as of November 4, 2021 and (ii) the number of shares of common stock outstanding as of November 4, 2021 (239,745,710 shares) as disclosed by the Issuer in its Form 8-K filed with the Securities and Exchange Commission on November 9, 2021.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐

13G

CUSIP No. 09077J 107	Page 15 of 16 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 15, 2021	Valor Bird Holdings, LLC

	By:	/s/ Antonio J. Gracias
		Name:	Antonio J. Gracias
		Title:	Manager

Valor Fund V Bird Holdings L.P.

	By:	Valor Fund V Bird GP Holdings, LLC, its general partner

	By:	/s/ Antonio J. Gracias
		Name:	Antonio J. Gracias
		Title:	Authorized Officer

Valor R&D Series LLC—Series EZ

	By:	Valor R&D Management LLC, its manager

	By:	/s/ Antonio J. Gracias
		Name:	Antonio J. Gracias
		Title:	Managing Member

Valor R&D Series LLC—Series CP

	By:	Valor R&D Management LLC, its manager

	By:	/s/ Antonio J. Gracias
		Name:	Antonio J. Gracias
		Title:	Managing Member

Valor R&D Series LLC—Series CY

	By:	Valor R&D Management LLC, its manager

	By:	/s/ Antonio J. Gracias
		Name:	Antonio J. Gracias
		Title:	Managing Member

Valor Bird Fund IV Grant Holdings LLC

	By:	Valor Equity Partners IV L.P., its managing member

	By:	Valor Equity Associates IV L.P., its general partner

	By:	Valor Equity Capital IV LLC, its general partner

	By:	Valor Management L.P., its managing member

	By:	/s/ Antonio J. Gracias
		Name:	Antonio J. Gracias
		Title:	CEO

Valor Bird Fund V Grant Holdings LLC

By:	Valor Equity Partners V L.P., its managing member

By:	Valor Equity Associates V L.P., its general partner

By:	Valor Equity Capital V LLC, its general partner

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Fund V Bird GP Holdings, LLC

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	Authorized Officer

Valor R&D Management LLC

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	Managing Member

Valor Equity Partners IV L.P.

By:	Valor Equity Associates IV L.P., its general partner

By:	Valor Equity Capital IV LLC, its general partner

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Equity Associates IV L.P.

By:	Valor Equity Capital IV LLC, its general partner

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Equity Capital IV LLC

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Equity Partners V L.P.

By:	Valor Equity Associates V L.P., its general partner

By:	Valor Equity Capital V LLC, its general partner

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Equity Associates V L.P.

By:	Valor Equity Capital V LLC, its general partner

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Equity Capital V LLC

By:	Valor Management L.P., its managing member

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

Valor Management L.P.

By:	/s/ Antonio J. Gracias
	Name:	Antonio J. Gracias
	Title:	CEO

/s/ Antonio J. Gracias
Name:	Antonio J. Gracias